Exhibit 10.1

Hangzhou Manufacture Base
Tenancy Agreement
DRCH3C08C16A61)
(Contract No. :DRCH3C08C16A61 )

Project Location: No. 310 Liuhe Road, Binjiang District,
Hangzhou, Zhejiang

Landlord: Huawei Technologies Co., Ltd

Tenant: Hangzhou H3C Technologies Co., Ltd

Signing Date:

     Through amicable negotiations and pursuant to Contract Law of the People’s Republic of China and Hangzhou local regulations, this Tenancy Agreement (“Agreement”) is entered into by and between Huawei Technologies Co., Ltd (hereinafter refers as “Landlord”) and Hangzhou H3C Technologies Co., Ltd (hereinafter refers as “Tenant”) for the lease of Hangzhou manufacture base as follows:
Article 1 Premises Description
     1. Landlord hereby agrees to lease the Hangzhou Manufacture Base (hereinafter refers as “Premises”) to Tenant under the terms and conditions in this Agreement. The construction acreage of the Premises totals 68,367.59 sq.m. including: 7,687.34 sq.m.

of office building, 4,204.72 sq.m. of dining hall, 56,306.88 sq.m. of workshop and 168.65 sq.m. of hazardous goods storehouse.

     2. Delivery condition: Premises are delivered “as is”, Landlord shall ensure Tenant can properly use the Premises.
     3. The Property Management Agreement for the Premises will be signed separately. Landlord is entitled to change the property management company during the Term. Regardless of how the property management is conducted, Tenant shall duly pay any associated public utility charges to the relevant organization for water, electricity, gas, telephone fee, etc. Upon expiry of the Agreement, Tenant shall pay up all the public utility charges duly owed, otherwise Landlord has the right to deduct the unpaid public utility fee from the Deposit.
Article 2 Lease Permitted Use Purpose

     1. Tenant promises that the Premises are leased for the purposes of office, R&D center, workshop for manufacturing and warehousing, dining hall, etc. (“Permitted Purpose”)
     2. Tenant shall not change the Permitted Purpose and structure of the Premises without the prior written consent of Landlord during the Term.
Article 3 Lease Term, Rent, Deposit, Taxation and Payment Term

     1. The lease term (“Term”) of the Agreement: From January 1, 2009 through December 31, 2011.

     2. Upon the expiry of the Agreement, Tenant has the option to renew the Agreement with the same terms and conditions provided Landlord still intends to lease the Premises at that time. Tenant shall notify Landlord in writing six (6) months before the expiry date of its intention to renew the Agreement, and both parties may negotiate to adjust the rent based on the then-current market. The renewed Agreement ought to be signed three (3) months before expiry date based on mutual agreement. If no renewed Agreement or written renewal intention letter is reached three (3) months before the expiry date, the Landlord reserves the right to lease the Premises to a third party after the Agreement expires. Notwithstanding the foregoing, if Tenant is in arrears in paying any rent or property management fee the Landlord is entitled to deny Tenant’s renewal request or terminate the renewal negotiation forthwith.
     3. If the Landlord is not going to lease the Premises any longer when the Agreement expires because Landlord wants to sell, transfer, mortgage, self-use, etc., Landlord shall notify Tenant in writing nine (9) months before the expiry date.

     4. The Rent includes: RMB ___56.4___per Sq.m. / Month for office building; RMB ___56.4______per Sq.m. / Month for Dining Hall; RMB ___37.6___per Sq.m. / Month for workshop and hazardous goods storehouse. The total monthly rent for the Premises as specified in Article 1, Term 1 is RMB _2,794,192.11___ per Month; the quarterly rent is RMB _8,382,576.33____/ Quarter. All the prices above excludes property management fee (the property management fee will afforded by Tenant). The initial payment term shall commence at January 1, 2009.
     The both parties agree the Premise’s common facilities area of 1578.26 Sq.m. (includes air compression station, gas station, guests reception, water pump house and water tank, boiler room and oil tank and passageway, etc..) is not included in Premise total area and Tenant can use it for free. Except the Premise area as defined in Article 1, clause 1, Landlord shall not charge Tenant for any other parts in or surrounding Premise.
     5. Payment Terms: Rent will be paid every three months. Landlord will deliver the payment notice to Tenant by the fifth day of the last month of the previous quarter (December 5, March 5, June 5 and September 5), the rent of the then-current quarter shall be due and payable by the tenth working day of that quarter. If the tenancy does not extend through an entire lease quarter due to prior termination or other reasons, the rent shall be calculated and paid on a daily basis.
     6. Late payment: If the Tenant fails to pay the rent in full when due to Landlord, Tenant will be surcharged by 5 ten thousandth of overdue amount per day starting from the day after it is due date until the Tenant pays up all the late rent and associated surcharge. If the Tenant defaults in paying the rent for more than one month without the prior written consent of Landlord, Landlord shall deliver a reminder notice to Tenant in writing, and it will constitute a material breach if Tenant fails to cure it within required period as specified in the reminder notice after Tenant receives it, upon which Landlord reserves the right to terminate this Agreement.

     7. Tenant shall pay two months’ rent of RMB 5,588,384.22 as deposit (“Deposit”) to Landlord. The deposit of RMB___3,954,478____paid by Tenant to Landlord under the HANGZHOU REAL ESTATE LEASE AGREEMENT signed on January 1, 2004 will continue to be kept by Landlord as deposit under this Agreement, Tenant shall pay margin of RMB___1,633,906.22______within (10) business days after the Agreement becomes effective. Upon the expiry or early termination of this Agreement, Landlord shall return the Deposit, free of interest, to Tenant, within twentieth (20) days after Tenant has completed all the payments and fulfilled all the handover procedures as set forth in this Agreement. Provided Tenant has caused material damage to the substantial structure of Premises (subject to confirmation by both parities or certification of any third party organization that is mutually acceptable to both parties), or defaults in paying any rent or property management fee, Landlord is entitled to deduct such damage, rent or fees from the Deposit. In case the Deposit is insufficient for such cost, Landlord has the right to claim the remaining amount due from Tenant.

     8. The applicable taxes under this Agreement shall be sepearatly borne by both parties pursuant to relevant laws.

     9. All payments hereunder shall be made in RMB.

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     10. Tenant shall pay the rent to the following account of Landlord:
Payee: Huawei Technologies Co., Ltd.

Account: [PERSONAL INFORMATION OMITTED]

Open Bank: [PERSONAL INFORMATION OMITTED]
     If the above information of “Payee,” “Account” and “Open Bank” is to be changed, Landlord shall notify Tenant in writing and such change will apply to Tenant only after an amendment to this Agreement is signed by both parties. If Tenant fails to sign an amendment at least twenty (20) days after Tenant receives the change notice and such failure is attributed to Tenant, Tenant shall make payment to updated Payee, Account and Open Bank as notified by Landlord, otherwise any negative results from using the previous Payee, Account or Open Bank shall be borne by Tenant.

Article 4 Sublet
     1. The Tenant shall not assign or sublease the Premises in whole or in part, nor shall it transfer any right thereof to any other third party without Landlord’s prior written consent, except for those wholly owned, joint ventures and controlled entities of Tenant who are authorized to use this Premises in whole or in part without Landlord’s permission. Landlord shall assist Tenant to go through any contract alternation procedures if the contracted party of this Agreement is to be changed.
     2. If Landlord agrees to sublet the Premises, Tenant shall guarantee in writing that the assignee will abide by and perform all of Tenant’s obligations hereunder, and Tenant shall be jointly and severally liable for assignee’s violation of this Agreement. Furthermore, Tenant will be responsible for any extra sublet cost therein (including but not limited to taxation). The sublet term shall not be longer than the Term of this Agreement.

Article 5 Fitting-Out and Cost
     1. Tenant shall notify the Landlord in prior for any partition, fitment, equipment installation or rebuilding done to the Premise after the Agreement is signed. The fitting-out work shall be conducted in compliance with the Property Management Agreement which will be signed separately.
     2. Tenant is not obligated to restore the Premises into the original condition from any alteration that Tenant has done when the Premises are returned to Landlord upon expiration or termination, nor will Tenant be responsible for any possible restoration costs. Tenant can remove any movable facilities and instruments that it installs during the Term while other fixtures (e.g. door, lock, windows, celling, floor, partition wall and lamps) shall be kept in complete and usable condition. (Damages done to fixtures not caused by Tenant willfully are allowed). Tenant shall clean up any damaged fitting out facilities that both parties consider will affect the Premise’s appearance to keep the property in good condition. Tenant shall not request Landlord to purchase or compensate any remaining value of fitment or equipment for any reason.
Article 6 Landlord’s Rights and Obligations
     1. Landlord Warranty
     Landlord warrants it is the owner of the property and has full right to lease the Premises to Tenant and enter into this Agreement. Landlord warrants that Tenant’s use of the Premises complies with any land use transfer agreement, property ownership certificate and related laws and regulations. Landlord shall take responsibility for violations of this provision which make the Premises unusable by the Tenant or cause any other negative results. In such case, Tenant is entitled to terminate this Agreement and request the return of the Deposit without any further liability.
     2. The Selling or Transfer of Premises
     (1). Tenant enjoys the right of first refusal for the Premises on condition of same offer made to Landlord during the Term. This right of first refusal is for the entire Premises and not for a portion thereof.
     (2). If Landlord intends to sell the Premises during the Term, Landlord shall so notify Tenant and Tenant shall reply in writing to the Landlord of its decision whether to purchase the Premises within one (1) month after receipt of Landlord’s notice. If Tenant fails to respond in such period, it is deemed that Tenant has waived its right of first refusal.
     (3). If Landlord sells or transfers the Premises to a third party during the Term, Landlord shall warrants that: a. the assignee of Premises will bear all the Landlord obligations under this Agreement and acknowledge all the Tenant’s right hereunder for the Term; and b. Notify Tenant in writing one (1) month prior to the sale or transfer of the Premises.
     3. Check
     Landlord may enter into the Premises to inspect and for maintenance purposes accompanied by a Tenant’s employee at a mutually agreed time, provided this will not interfere with Tenant’s routine business. If any emergency occurs during Tenant’s working hours, Landlord or a property Management Company’s employee should enter the Premises accompanied by a Tenant’s employee. In case the emergency occurs after Tenant’s working hours and Tenant can not be contacted, Landlord or the property Management Company shall notify the public rescue department to reduce the risk the emergency will have adverse consequences, and such department may take appropriate emergency measures based on the existing circumstances. Landlord or property Management Company shall be exempted from compensating any loss arising thereof to Tenant.

     4. If Landlord wants to accompany a potential tenant on a visit to the Premises, it shall comply with the following conditions: (1) Landlord shall give three (3) days prior written notice to Tenant and obtain Tenant’s prior approval for the visit; (2) such visits shall only occur during the three months period prior to the Agreement’s expiration, provided that no renewal Agreement is reached between Landlord and Tenant or Tenant’s notice to Landlord of its intention to renew has not been duly received by Landlord; (3) such visit shall not interfere with Tenant’s routine business. In case all of the three conditions are satisfied, Tenant shall permit such visit.

     5. The maintenance, repair and worn out facilities.
The parties shall perform pursuant to the provisions in Property Management Agreement as attached.
     6. Landlord and property management company reserve the right at any time to enact, modify, adopt or replace any management rules and regulations that it considers necessary for running and maintaining the Premises as a first class facility. Such rules and regulations will come into effect only after Landlord sends written notice to Tenant and such notice is acknowledged and replied to Landlord by Tenant in writing .
     7. Landlord is obligated to maintain, repair, renew and replace the Premise’s structure and all its infrastructure facilities. Landlord shall also enhance or re-build the Premises in compliance with state or Hangzhou local laws and regulations, in order to assure that the Premises structure and all its infrastructure facilities are in good and usable condition.
Article 7 Tenant’s Rights and Obligations
     1. Early Termination of Agreement
     In order for Tenant to terminate the Agreement early, Tenant shall give the Landlord six (6) months prior written notice thereof and Landlord will seize the Deposit as penalty.

     2. The Return of Premises
     In the event the Agreement expires without any renewal, or is terminated in early by Tenant, Tenant shall pay the balance all the payable accounts with Landlord and return the Premises to Landlord within twenty (20) days after the expiration or early termination date (it’s rent-free in this period). Provided Tenant fails to move out in such twenty (20) days period, it shall pay rents of overdue days to Landlord; provided Teant fails to move out for more than thirty (30) days, it shall afford double rent from the 31st day going forward until the date Tenant does move out.. Such payment of rent should not be deemed as evidence of any renewal or extension of lease, Landlord still reserves the right to request Tenant to move out at any time or take back the Premises as specified above. When Landlord completes the acceptance check, receives the Premises key and both parties sign the Premises Acceptance Note, it is deemed that Tenant has fulfilled its obligations of returning the Premises. If the delivery is delayed due to Landlord’s fault (e.g. late check), Tenant is not liable for it and the return date shall be postponed.

     3. The Repair of Damage or Malfunctioning Items
     Except for natural loss of the Premises, if Tenant or its exployee, agent, subcontractor or invited persons violate, fails to abide by, or otherwise does not fulfill the Tenant’s obligation under this Agreement or has committed any other actions which result in (1). Damage to Premises, or (2) the facilities of the Premises that belonged to Landlord are broken or are damaged; or (3) any other loss to Landlord or a third party, then Tenant shall be liable to repair them immediately and compensate any other costs. Tenant shall begin the repair process within forty-eight (48) hours upon receipt of Landlord’s repair notice and shall either complete the repairs within thirty (30) days of Landlord’s notice or negotiate a different, mutually acceptable deadline for repair with Landlord. Should Tenant fail to complete the repairs or replacement within the the above mentioned period, Landlord has the right to complete the repair or replacement instead of Tenant and Tenant shall pay Landlord for the reasonable costs and fees associated with Landlord’s repair or replacement.

     4. Management Rules
     Tenant agrees to abide by rules and regulations that have been approved in writing by Tenant. When such management rules and regulations conflict with provisions in this Agreement, the Agreement shall prevail.
     5. The ownership of facilities and equipment that are fitted or installed by Tenant during the Term remains with Tenant, and such facilities and equipment will be maintained by Tenant.
     6. If the Premises are damaged by fitting out construction organization or by Tenant itself, or the Premises is rendered unfit for normal use because of Tenant’s non-cooperation with fire control enforcement, Landlord will not take any responsibility.

     7. Tenant shall have necessary authorization, certificates or other required licenses for running its business on the Premises.

     8. Landlord has expressly informed and requested Tenant to insure its important assets in Premises, and also to insure it has adequate Public Liability Insurance.

     Article 8 The Default Liability of Landlord
     1. Landlord shall not terminate the Agreement unilaterally and take back the Premises during the Term, unless otherwise specified in Agreement or agreed by Tenant in writing.
     2. Provided during the Term there is natural loss on Premise or Landlord’s equipment, or Landlord defaults in performing its repair or maintenance obligations under this Agreement, which results in damages on Premise or Landlord’s equipment that hinders the Tenant from normal use, or cause any Tenant’s property loss or personal injuries, Landlord shall be liable to repair, replace or compensate. For any damages on Premise or Landlord’s equipment due to natural loss, Landlord shall begin the repair process within forty-eight (48) hours upon receipt of Tenant’s repair notice and shall either complete the repairs within thirty (30) days of Tenant’s notice or negotiate a different, mutually acceptable deadline for repair with Tenant. Should Landlord fail to complete the repairs or replacement within the above mentioned period, Tenant has the right to complete the repair or replacement instead of Landlord and Landlord shall pay Tenant for the reasonable costs and fees associated with Tenant’s repair or replacement.
     3. Tenant has the right to terminate the Agreement without further liability if one of the following items exists, which shall be deemed as a material breach of this Agreement. In such cases, Landlord shall return the Deposit to Tenant within ten (10) days and pay one month rent to Tenant as a penalty, without limiting Tenant’s other rights to claim remedies for any incurred losses:
     (1) Any existing property right disputes on the Premises;
     (2) Landlord fails to perform its repair and maintenance obligations under this Agreement to correct a condition that renders the Premises unusable by Tenant for the Permitted Purpose as contemplated under this Agreement and such failure is not cured within thirty (30) days or mutual agreed deadline after Tenant’s written notification to Landlord of such condition.
     (3) Landlord fails to perform any other of its obligations under this Agreement which renders the Premises unusable by Tenant for the Permitted Purpose as contemplated under this Agreement.
Article 9 The Default Liability of Tenant
     1. Provided the Tenant fails to return the Premises as set forth in Term 2, Article 5 of Agreement by the agreed delivery date for reasons attributable to Tenant, it will be deemed as Tenant’s material breach and Tenant shall be subject to the liability as set forth in Term 2, Article 9.

     2. The following actions of Tenant during the Term will constitute a material breach, upon which Landlord has the right to terminate the Agreement by giving written notice to Tenant unilaterally, and the terminated date will be on the date when termination notice is received by Tenant.
     (1) Violates Article 4 to sublet the Premises without permission;
     (2) Changes the Premises structure without Landlord’s written permission, or damages the Premises or its common areas, and does not repair and recover same within the required time after Landlord’s written notification thereof.
     (3) Changes the Permitted Purpose without permission or conducts illegal acts using the Premises.
     (4) Fails to pay the rent and property management fee pursuant to this Agreement for one months and such failure is not cured within the period as specified in Landlord’s written notice thereof.
     (5) Fails to remedy any material breach within thirty (30) days after Landlord’s written notice provided such breaches can actually be remedied within such period.
     In case the Agreement is terminated by Landlord because of the above mentioned uncured material breach activities, Tenant shall pay up all accounts payable up to termination date and return the Premises pursuant to the provisions in Term 2, Article 7. Besideds the rights Landlord is entitled to under this Agreement and any other remedy available at law, Landlord has the right to seize the Deposit paid by Teant as the breach penalty. If the Deposit is not sufficient to recover Landlord’s loss, Tenant shall compensate Landlord for the difference.
     3. Tenant shall compensate Landlord or any third party’s direct loss for Tenant’s violation of any other obligations under this Agreement.
Article 10 Force Majeure
     In the event any obligations under this Agreement, in whole or in part, can not be fulfilled, or is delayed, directly due to earthquake, typhoon, floods, fires, war or any other unforeseeable force majeure, the party claiming force majeure shall immediately notify the other party together with documentation, issued by a local authorized organization with jurisdiction where the force majeure event occurs sufficient to prove the existence of the force majeure event. In case such authorized organization is unable to issue such document due to the force majeure event, the two parties can negotiate for appointing a mutually agreed to entity to evaluate and issue such confirming documentation. The two parties shall consult and decide whether to terminate the Agreement, or exempt any default liabilities, or postpone the Agreement based on how much the Agreement is influenced by such force majeure event.
Article 11 Entire Agreement
     This Agreement constitutes the entire, final and complete agreement between the Landlord and Tenant regarding the subject hereof and supersedes any and all prior or contemporaneous agreements, understandings, and communication, whether written or oral. Nevertheless this clause does not prevent the parties from entering into any further amendments after the Agreement takes effect.
Article 12 Titles
     All titles and subtitles in this Agreement are inserted for convenience of reading and shall not influence the interpretation of the provisions of this Agreement.

Article 13 Confidentiality
     1. The Parties agree that any and all materials and information arising from or in connection with the Agreement, especially the rent clause, shall be regarded as confidential information, which should not be disclosed to any third party without prior written consent from the other party.
     2. The confidentiality obligation shall survive the termination of the Agreement for another five (5) years.
     3. The parties shall not disclose any confidential information that is acquired from the other party in the process of performing this Agreement, including but not limited to, trade secrets, technical secrets, business plans, etc., to any third party without the prior written consent of the other party, otherwise the breaching party shall compensate any incurred losses to the other party.

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518129

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310053

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310053

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Article 14 Notice
     All notices related to this Agreement shall be in writing and shall be delivered by personal service, express mail (including registered mail and EMS) or facsimile (Any such written notice shall also accompanied by Email to relevant contact person). The delivered date is confirmed as follows:
     (1) For personal service, Express: will be deemed given on the date when the notice is sent to personal service or express
     (2) For mail: will be deemed given on the third day after the registered mail or EMS is sent.
     (3) For facsimile: will be deemed given when the notice is successfully faxed as displayed by fax machine.
     Landlord Address: Bantian, Longgang District, Shenzhen
     Landlord name: Huawei Technologies Co., Ltd.
     Attention: [PERSONAL INFORMATION OMITTED]
     Address: Construction and Property Management Department, Bantian, Longgang District, Shenzhen
     Postcode: 518129
     Telephone: [PERSONAL INFORMATION OMITTED]

     Facsimile[PERSONAL INFORMATION OMITTED]
     Email: [PERSONAL INFORMATION OMITTED]
     Tenant Address: No. 310 Liuhe Road, Binjiang District, Hangzhou
     Tenant name: Hangzhou H3C Technologies Co., Ltd
     Attention: [PERSONAL INFORMATION OMITTED]
     Address: Administrative Management Department, No. 310 Liuhe Road, Binjiang District, Hangzhou
     Postcode: 310053
     Telephone: [PERSONAL INFORMATION OMITTED]
     Facsimile: [PERSONAL INFORMATION OMITTED]
     Email: [PERSONAL INFORMATION OMITTED]
     All notice sent by Landord to Tenant under this clause shall be simultaneously copied to Tetant’s legal department as follows:
     Hangzhou H3C Technologies Co., Ltd
     No. 310 Liuhe Road, Binjiang District, Hangzhou, Zhejiang,P.R.C
     Attention : Legal Department
     Telephone : [PERSONAL INFORMATION OMITTED]
     Facsimile : [PERSONAL INFORMATION OMITTED]
     Email : [PERSONAL INFORMATION OMITTED]
     During the Term, if either party wants to change its notice information, it shall immediately notify the other party in writing, otherwise it shall be responsible for any resulting late or failed delivery.

Article 15 Miscellaneous
     1. The Agreement will come into effect when sealed and signed by authorized representative of both parties and will be automatically terminated when the Agreement’s Term, including any extensions thereto, ends.
     2. The Parties can amend or terminate this Agreement through mutual written agreement affixed with seals and signatures of both parties.
     3. The parties may establish supplementary provisions for unsettled issues, provided such provisions are in accordance with all applicable state and local laws and regulations. All the supplementary provisions will become a part of the Agreement. If there are any conflicts between the terms of the Agreement and the supplementary provisions, the supplementary provisions shall prevail.

     4. Any disputes in connection with this Agreement shall be settled through amicable negotiation between the parties. If no settlement can be reached, both parties shall submit the disputes to the Hangzhou Arbitration Commission and in accordance with its then current arbitration rules. The arbitral award is final and binding upon both parties.

     5. This Agreement shall be executed in eight (8) counterparts, Landlord shall retain four (4) originals and Tenant shall retain four (4), each of which shall be deemed an equally valid original.
     6. This contract is signed and excuted under Chinese and English language with the same force. In case any discrepancy and/or inconsistency of interpretations arises, the Chinese version shall prevail.

     7. Property Management Agreement shall be signed seperately by both parties besides this Agreement.

Landlord: Huawei Technologies Co., Ltd	Tenant:Hangzhou H3C Technologies Co., Ltd

ILLEGIBLE	Caleb Lo
Authorized Representative:	Authorized Representative:
CFO
Date: 12/31/08	Date: